As filed with the Securities and Exchange Commission on February 28, 2011

Registration Statement No. 333-101007

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-101007

UNDER THE SECURITIES ACT OF 1933

ITC^DELTACOM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-2301135 (I.R.S. Employer Identification No.)

1375 Peachtree St., Atlanta, GA 30309

(Address of Principal Executive Offices)  (Zip Code)

ITC^DeltaCom, Inc. Stock Incentive Plan

(Full title of the plan)

Bradley A. Ferguson

Chief Financial Officer

ITC^DeltaCom, Inc.

1375 Peachtree St.
Atlanta, GA 30309

(Name and address of agent for service)

(404) 815-0770

(Telephone number, including area code, of agent for service)

Copies to:

David M. Carter

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

(804) 697-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Deregistration of Unsold Securities

ITC^DeltaCom, Inc. (the “Company”) previously registered 4,500,000 shares of the Company’s common stock, par value $.01 per share (the “Securities”), on a Registration Statement on Form S-8 (Registration No. 333-101007) (the “Registration Statement”) filed with the Securities and Exchange Commission on November 5, 2002. The Securities were registered for issuance pursuant to the terms of the ITC^DeltaCom, Inc. Stock Incentive Plan.

On December 8, 2010, EarthLink, Inc. (“EarthLink”) completed its acquisition of the Company.  Pursuant to the Agreement and Plan of Merger, dated as of October 1, 2010, among EarthLink, Egypt Merger Corp., a wholly-owned subsidiary of EarthLink, and the Company, Egypt Merger Corp. was merged with and into the Company (the “Merger”).  The Company survived as a wholly-owned subsidiary of EarthLink.  A Certificate of Merger was filed with the Delaware Secretary of State and the Merger became effective on December 8, 2010 (the “Merger Date”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby removes from registration the Securities registered but unsold under the Registration Statement as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 28th day of February, 2011.

ITC^DELTACOM, INC.
(Registrant)

By:	/s/ Bradley A. Ferguson
Bradley A. Ferguson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed as of February 28, 2011 by the following persons in the capacities indicated.

Signature	Title

/s/ Rolla P. Huff	Chief Executive Officer, Director
Rolla P. Huff	(principal executive officer)

/s/ Bradley A. Ferguson	Chief Financial Officer and Assistant Secretary, Director
Bradley A. Ferguson	(principal financial and accounting officer)